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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 33-58799) pertaining to the Penford Corporation 1994 Stock Option Plan and to the incorporation by reference in the Registration Statement (Form S-8, No. 33-88946) pertaining to the Penford Corporation Savings and Stock Option Ownership Plan of our report dated 25 August 2000 with respect to the consolidated financial statements of Penford Australia Limited as of and for the year ended 30 June 2000, which report appears in the Form 8-K of Penford Corporation dated 12 December 2000.

Our report dated 25 August 2000 contains an explanatory paragraph that states that accounting principles generally accepted in Australia vary in certain significant respects from accounting principles generally accepted in the United States. The application of accounting principles generally accepted in the United States would have affected results of operations for the year ended 30 June 2000 and shareholders' equity as of 30 June 2000 to the extent summarized in Note 29 to the consolidated financial statements of Penford Australia Limited.

/s/ Ernst & Young
Melbourne, Australia

12 December 2000